Exhibit 10.6

Freehold Properties, Inc. Equity Incentive Plan

Restricted Stock Agreement

(alignment of interest program - executive)

This Agreement is made and entered into on this __ day of ______, 20__, by and between Freehold Properties, Inc. (the “Company”) and [ ] (the “Participant”), in connection with the grant of an Award of Restricted Stock made on __________, 20__ (the “Grant Date”) under the Freehold Properties, Inc. Equity Incentive Plan (the “Plan”).

This Award includes both the Acquisition Shares and Award Shares that were awarded to the Participant in connection with the Participant’s 20__ Restricted Stock Election Agreement, entered into pursuant to the Company’s Alignment of Interest Program (“Election Agreement”). In consideration of the foregoing, the parties have entered into this Agreement to govern the terms of this Award:

1.              Restricted Stock Grant. Subject to the terms and conditions set forth in the Plan and herein, the Company awards to the Participant a Restricted Stock Award of [ ] shares of Common Stock (the “Award”), subject to adjustment as provided in Section 18.1 of the Plan. The shares covered by this Award are subject to forfeiture in the event the Participant ceases to be an Employee prior to the vesting of such shares in accordance with the schedule in Paragraph 3 or as otherwise set forth in Paragraph 4.

2.              Transfer of Award. Except for transfers pursuant to a will or the laws of descent and distribution, this Award is not transferable and the Participant may not make any disposition of the shares of Common Stock described herein, or any interest herein, prior to the dates that such shares become vested as described herein; provided, however, that the Award may be transferred to the extent consented to by the Committee. As used herein, “disposition” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after the Participant’s death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment, except a transfer by will or by the laws of descent or distribution. Any attempted disposition in violation of this Paragraph is void.

3.              Vesting.

(a)            Except as provided in Paragraph 4, the Common Stock covered by this Award will become vested on _________, 20__, provided that the Participant is continually employed through such Restriction Period.

(b)            Notwithstanding the foregoing, (i) half of the Award will become fully vested in the event of a Change in Control, and (ii) the other half of the Award will become fully vested in the event of a Change in Control if the Company has raised an aggregate of at least $100 million of capital (whether through equity or debt financing) between formation of the Company and the closing date of such Change of Control.

4.              Termination of Services.

(a)            The Award will become fully vested upon (i) death or Disability, (ii) termination of Participant’s employment by the Company without Cause, or (iii) resignation by the Participant for Good Reason.

(b)            The Participant will forfeit all shares of Common Stock that have not yet become vested in accordance with Paragraph 3 on the date that a Participant ceases to be an Employee for any reason other than (i) death or Disability, (ii) termination of Participant’s employment by the Company without Cause, or (iii) resignation by the Participant for Good Reason.

(c)            The Participant will forfeit half of the Award in the event of a Change in Control if the Company has not raised an aggregate of at least $100 million of capital (whether through equity or debt financing) between formation of the Company and the closing date of such Change in Control.

5.              Status of Participant. Except for the restrictions described in this Agreement and the Plan, the Participant shall be deemed a stockholder of the Company with respect to Common Stock covered by the Award and shall be entitled to exercise voting rights with respect thereto. Dividends earned on Common Stock are subject to the conditions of Section 10.4 of the Plan. The Company is not required to deliver shares of Common Stock to the Participant until the shares have become vested, all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange on which the Common Stock may then be listed. Any certificates representing the shares of Common Stock awarded pursuant to this Agreement shall be issued in the Participant’s name; however, until vested, the certificates for such shares of Common Stock shall be held by the Company and shall not be transferred except in accordance with the provisions hereof. In lieu of issuing stock certificates, the Company may record shares of Common Stock subject to this Award in book entry form.

6.              Tax Withholding. At the time at which any portion of the Award becomes vested, the Company shall withhold from the Award the number of shares of Common Stock with a Fair Market Value that is equivalent to the Company’s federal, state and other tax withholding obligations unless the Participant makes other arrangements to pay to the Company the amount of such required withholdings. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due the Participant taxes required to be withheld with respect to the Award.

7.              Restrictions on Shares. Shares acquired under this Award shall be subject to certain restrictions, including but not limited to repurchase rights in favor of the Company upon the Participant’s termination of employment as described in Paragraph 8 and the Company’s right of first refusal as described Paragraph 9. In addition, as a condition to the issuance of Common Stock, upon request the Participant must execute and agree to be bound by any stockholders’ agreement that is executed by other stockholders of the Company.

8.              Repurchase Rights upon Termination. If a Participant ceases providing services to the Company in his or her capacity as an employee, a non-employee member of the Board or a consultant or independent advisor for any reason, the Company shall have the right to purchase shares of Common Stock issued to the Participant pursuant to this Award for the Fair Market Value of the Common Stock on the date that the right of repurchase arises; provided, however, if the Participant’s services are terminated for reason of “Cause,” the purchase price shall be $100 for all shares issued hereunder. The Company may exercise the rights described in this Paragraph 8 by (i) giving notice of exercise to the Participant in person or by mail within 90 days of the later of (A) the date of termination of service or (B) six months after the Participant has acquired the Common Stock subject to this right of repurchase, and (ii) delivering the purchase price within 30 days of providing notice of intent to exercise the right of repurchase. This right of repurchase shall expire at the time that a common class of equity securities of the Company becomes publicly traded on a recognized exchange or automated trading system.

(a)            The purchase price shall be paid in cash, marketable securities or, if the purchase price exceeds $100,000, by a promissory note that is paid in installments of not less than $100,000 annually and is secured by the Common Stock repurchased. A legend may be placed on all stock certificates to reference this right.

(b)            For purposes of this Section, “Cause” shall have the same meaning contained in the Participant’s employment agreement or services agreement with the Company or an Affiliate. In the absence thereof, Cause shall mean:

(i)	Fraud, misappropriation, embezzlement or other act of material misconduct against the Company or an Affiliate;

(ii)	Substantial and willful failure to render services to the Company or Affiliate, or material inattention to duties (other than as a result of illness, accident or other physical or mental incapacity), provided that the Participant is provided with a reasonable opportunity to cure and resume performance within five days of receiving notice containing the specific instances of failure to perform by the Committee;

(iii)	Willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or

(iv)	Conviction of or plea of guilty or nolo contendere to a felony.

9.              Right of First Refusal. A Participant may not sell the shares of Common Stock acquired pursuant to an Award to any person other than the Company without the prior written consent of the Company, unless the Participant has received a bona fide offer from a person who is a stockholder of the Company prior to making the offer and, prior to the completion of the sale, the Participant gives reasonable notice to the Company of the terms thereof and provides the Company a reasonable opportunity to purchase the Common Stock under terms that are no less favorable to the Participant. If the Company does not purchase the Common Stock within 30 days after receiving notice of such intended sale, the Participant may complete the sale to the Company stockholder, validly identified in the notice to the Company, without further restriction hereunder. Any transfer of Common Stock in violation of this provision may be voided by the Company within 30 days of the Company receiving notice of the transfer. Notwithstanding the foregoing, the Company’s consent and first refusal rights described in this Paragraph 9 shall not apply if the Participant sells the Common Stock acquired hereunder (i) in connection with or after a public offering of the Company’s common equity securities, or (ii) in connection with or following a Change in Control.

10.            No Effect on Capital Structure. This Award shall not affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

11.            Committee Authority. Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee in its sole discretion. Such decision by the Committee shall be final and binding.

12.            Plan Controls. The terms of this Agreement are governed by the terms of the Plan, as it exists on the date of this Agreement and as the Plan is amended from time to time. A copy of the Plan, and all amendments thereto, has been delivered or made available to the Participant and shall be deemed a part of this Agreement as if fully set forth herein In the event of any conflict between the provisions of the Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise. For purposes of this Agreement, the defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires. The term “Section” generally refer to provisions within the Plan. The term “Paragraph” shall refer to a provision of this Agreement.

13.            Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail, delivery service or electronic mail. The Company or Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company shall be addressed as follows:

Freehold Properties, Inc.

Attn:

232 3rd Ave N

Franklin, Tennessee 37064

Phone:

Email:

Notices to the Participant shall be hand-delivered to the Participant on the premises of the Company or its Subsidiaries, or sent via electronic mail or mailed to the last address shown on the records of the Company.

14.            Information Confidential. As partial consideration for the granting of this Award, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

15.            Amendment. The Company, acting through the Committee or through the Board, may amend this Agreement at any time for any purpose determined by the Company in its sole discretion that is consistent with the Plan, including but not limited to an amendment to accelerate the vesting schedule set forth in Paragraph 3 due to normal retirement or other special circumstances, or to permit transfers of the Award to certain individuals specified by the Participant. All amendments must be in writing. The Company may not amend this Agreement, however, without the Participant’s express agreement to any amendment that could adversely affect the material rights of the Participant.

16.            Governing Law. Except as is otherwise provided in the Plan, where applicable, the provisions of this Agreement shall be governed by the internal laws of the State of Maryland, without regard to the principles of conflicts of laws thereof.

[Execution Page Follows]

EXECUTION PAGE

In Witness Whereof, the Company has caused this Agreement to be executed and the Participant has set his hand hereto on the day and year first above written.

FREEHOLD PROPERTIES, INC.

By:

Name:
Title:

PARTICIPANT